FOR IMMEDIATE RELEASE
ELIZABETH ARDEN, INC. ANNOUNCES SECOND QUARTER FISCAL 2012 RESULTS ~ Net Sales of $430 Million; Increase of 6% ~ ~ EPS of $1.42; Increase of 19% ~

          New York, New York (February 2, 2012) -- Elizabeth Arden, Inc. (NASDAQ: RDEN), a global prestige beauty products company, today announced financial results for its second fiscal quarter ended December 31, 2011.

SECOND QUARTER RESULTS

          For the quarter ended December 31, 2011, the Company reported net sales of $429.9 million, an increase of 6.0%, as compared to the second quarter of the prior fiscal year. Excluding the favorable impact of foreign currency translation, net sales increased by 5.8%.

          Net income per diluted share for the quarter ended December 31, 2011, was $1.42, as compared to net income per diluted share of $1.19 for the prior year period. For the prior year period, net income per diluted share was $1.20, excluding expenses associated with the Company's Global Efficiency Re-engineering initiative. A reconciliation between GAAP and adjusted results can be found in the tables and footnotes at the end of this press release.

          Net sales for the Company's international business in the current quarter increased by 9.4%, or by 8.6% at constant rates, over the prior year period. Sales growth was highest in the European and travel retail and distributor markets. Net sales in North America grew by 4.4%, driven by strong growth in the Company's prestige business, where net sales increased by 20%. Gross margins in the current quarter increased by 290 basis points to 50.5%, and EBITDA margins expanded by 210 basis points to 16.4%.

          Mr. Beattie commented, "We continued to expand sales of the Elizabeth Arden brand and our fragrance portfolio. Global sales of Elizabeth Arden branded products grew by 12% fiscal year-to-date with sales of the skin care and color cosmetic portfolio increasing by 20% and 16%, respectively. We are well underway with our global repositioning of the Elizabeth Arden brand that will impact almost every aspect of the brand and its products. We are in the process of presenting our plans to key accounts globally, and based on the overwhelmingly positive feedback received so far, have begun to accelerate the roll-out of the new Elizabeth Arden brand."

          Mr. Beattie continued, "In addition, the Taylor Swift fragrance Wonderstruck performed exceedingly well, achieving the number two ranking among women's fragrance launches in U.S. department stores for the important holiday season, and contributed to the strong performance of our North American prestige department store business. While the global economic environment remains uncertain, we are confident that we can continue to increase the sales of our brand portfolio and improve margins to drive strong cash flow and earnings growth."

SIX MONTHS RESULTS

          For the six months ended December 31, 2011, the Company reported net sales of $733.5 million, an increase of 6.2%, as compared to the prior year period. Excluding the favorable impact of foreign currency translation, net sales increased by 4.7%. Net income per diluted share was $1.73, as compared to net income per diluted share of $1.37 for the six months ended December 31, 2010. For the prior year period, net income per diluted share was $1.39, excluding expenses associated with the Company's Global Efficiency Re-engineering initiative.

OUTLOOK

         The Company is confirming its fiscal 2012 guidance for net sales growth of 5% to 6% over the prior fiscal year and net income per diluted share of $1.90 to $2.00 and is raising its guidance for gross margin and now expects an increase of 200 to 250 basis points over fiscal 2011.

         For the third quarter of fiscal 2012, the Company is introducing guidance for net sales of $238 million to $243 million, and for net income per diluted share of $0.00 to $0.04. The net sales guidance for the third quarter assumes an unfavorable impact from foreign currency rates of approximately 60 basis points, and the earnings guidance includes a $0.01 per diluted share negative impact due to an anticipated discrete tax item.

         This guidance incorporates a number of activities associated with the Company's global Elizabeth Arden brand repositioning during the second half of its fiscal year and their anticipated negative impact on both net sales and profitability, including the transition of retail customers to the new Elizabeth Arden product assortment, new product packaging and formulations and creative development costs. In addition, the guidance is based on January month end foreign currency rates, which would also negatively impact its fourth fiscal quarter. As a result, despite strong performance to date, the Company is maintaining its fiscal 2012 sales and earnings guidance.

         The Company also notes that continued global economic uncertainty may have a negative effect on retailer and consumer confidence and demand, and, along with the foreign currency volatility, makes forecasting difficult.

CONFERENCE CALL INFORMATION

         The Company will host a conference call today at 9:30 a.m. Eastern Time. All interested parties can listen to a live web cast of the Company's conference call by visiting the Investor Relations section on the Company's web site at http://www.elizabetharden.com. An online archive of the broadcast will be available within one hour of the completion of the call and will be accessible on the Company's web site until March 2, 2012.

Elizabeth Arden is a global prestige beauty products company with an extensive portfolio of prestige beauty brands sold in over 100 countries. The company's brand portfolio includes Elizabeth Arden skincare, color and fragrance products, Prevage anti-aging formulas, the celebrity fragrance brands of Britney Spears, Elizabeth Taylor, Mariah Carey, Taylor Swift, and Usher; the designer fragrance brands of Juicy Couture, Alberta Ferretti, Alfred Sung, Bob Mackie, Geoffrey Beene, Halston, John Varvatos, Kate Spade, Lucky Brand, and Rocawear; and the lifestyle fragrance brands Curve, Giorgio Beverly Hills, and PS Fine Cologne.

Company Contact:	Marcey Becker, Senior Vice President, Finance (212) 261-1068

Investor/Press Contact:	Allison Malkin/Michael Fox Integrated Corporate Relations (203) 682-8200

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF INCOME DATA
(Unaudited)
(In thousands, except percentages and per share data)

	Three Months Ended		Six Months Ended

	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010

Net Sales	$429,926	$405,633	$733,460	$690,454

Cost of Goods Sold:
Cost of Sales	211,012	211,249	370,767	366,337
Depreciation Related to Cost of Goods Sold	1,601	1,165	2,944	2,490

Total Cost of Goods Sold	212,613	212,414	373,711	368,827

Gross Profit	217,313	193,219	359,749	321,627
Gross Profit Percentage	50.5%	47.6%	49.0%	46.6%

Selling, General and Administrative Expenses	148,451	136,617	266,898	246,439
Depreciation and Amortization	7,070	6,262	13,788	12,549

Total Operating Expenses	155,521	142,879	280,686	258,988

Interest Expense, Net	5,786	5,552	11,048	10,883
Income Before Income Taxes	56,006	44,788	68,015	51,756
Provision for Income Taxes	13,635	10,830	16,412	12,911

Net Income	$42,371	$33,958	$51,603	$38,845

As reported:

Net Income Per Basic Share	$1.46	$1.24	$1.78	$1.42
Net Income Per Diluted Share	$1.42	$1.19	$1.73	$1.37

Basic Shares	28,980	27,459	28,925	27,266
Diluted Shares	29,917	28,568	29,913	28,297

EBITDA (a)	$70,463	$57,767	$95,795	$77,678
EBITDA margin (a)	16.4%	14.3%	13.1%	11.3%

Adjusted to exclude expenses associated with the Global Efficiency Re-engineering initiative, net of taxes (b)(c):

Net Income	$42,371	$34,153	$51,603	$39,215

Net Income Per Basic Share	$1.46	$1.24	$1.78	$1.44
Net Income Per Diluted Share	$1.42	$1.20	$1.73	$1.39

EBITDA (a)	$70,463	$58,123	$95,795	$78,295
EBITDA margin (a)	16.4%	14.3%	13.1%	11.3%

(a)    EBITDA is defined as net income plus the provision for income taxes plus interest expense, plus depreciation and amortization. EBITDA should not be considered as an alternative to income from operations or net income (as determined in accordance with generally accepted accounting principles (GAAP)) as a measure of our operating performance or to net cash provided by operating, investing and financing activities (as determined in accordance with GAAP) or as a measure of our ability to meet cash needs. We believe that EBITDA is a measure commonly reported and widely used by investors and other interested parties as a measure of a company's operating performance and debt servicing ability because it assists in comparing performance on a consistent basis without regard to capital structure, depreciation and amortization or non-operating factors (such as historical cost). Accordingly, as a result of our capital structure, we believe EBITDA is a relevant measure. This information has been disclosed here to permit a more complete comparative analysis of our operating performance relative to other companies and of our debt servicing ability. EBITDA may not, however, be comparable in all instances to other similar types of measures. We have also disclosed EBITDA as adjusted to reflect the effect of restructuring and software implementation costs related to our Global Efficiency Re-engineering initiative. This disclosure is being provided for comparability purposes because we believe it is meaningful to our inventors and other interested parties to understand the EBITDA performance of the Company on a consistent basis without regard to the effect of Global Efficiency Re-engineering initiative expenses. EBITDA margin represents EBITDA divided by Net Sales.

      The table below reconciles net income, as determined in accordance with GAAP, to EBITDA and to EBITDA as adjusted: (For a reconciliation of net income to EBITDA for prior periods, see the Company's filings with the Securities and Exchange Commission which can be found on the Company's website at www.elizabetharden.com.)

(In thousands)	Three Months Ended		Six Months Ended

	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010

Net income	$42,371	$33,958	$51,603	$38,845
Plus:
Provision for income taxes	13,635	10,830	16,412	12,911
Interest expense, net	5,786	5,552	11,048	10,883
Depreciation related to cost of goods sold	1,601	1,165	2,944	2,490
Depreciation and amortization	7,070	6,262	13,788	12,549

EBITDA	70,463	57,767	95,795	77,678
Global Efficiency Re-engineering initiative expenses (c)	--	356	--	617

EBITDA as adjusted	$70,463	$58,123	$95,795	$78,295

(b)    The table below reconciles the calculation of (i) net income and (ii) net income per share on a basic and diluted basis from the amounts reported in accordance with GAAP to such amounts before giving effect to Global Efficiency Re-engineering expenses. This disclosure is being provided for comparability purposes because we believe it is meaningful to our investors and other interested parties to understand the Company's operating performance on a consistent basis without regard to the effect of Global Efficiency Re-engineering expenses. The presentation in the table below of the non-GAAP information titled "Net income as adjusted" and "Net income per basic and diluted share as adjusted" is not meant to be considered in isolation or as a substitute for net income or net income per basic and diluted share prepared in accordance with GAAP.

(In thousands, except per share data)	Three Months Ended		Six Months Ended

	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010

Net Income:
Net income as reported	$42,371	$33,958	$51,603	$38,845
Global Efficiency Re-engineering initiative expenses, net of tax (c) (d)	--	195	--	370

Net income as adjusted	$42,371	$34,153	$51,603	$39,215

Net Income Per Basic Share:
Net income per basic share as reported	$1.46	$1.24	$1.78	$1.42
Global Efficiency Re-engineering initiative expenses, net of tax (c) (d)	--	--	--	0.02

Net income per basic as adjusted	$1.46	$1.24	$1.78	$1.44

Net Income Per Diluted Share:
Net income per diluted share as reported	$1.42	$1.19	$1.73	$1.37
Global Efficiency Re-engineering initiative expenses, net of tax (c) (d)	--	0.01	--	0.02

Net income per diluted share as adjusted	$1.42	$1.20	$1.73	$1.39

(c)    For the three months ended December 31, 2010, includes $0.3 million of restructuring expenses related to our Global Efficiency Re-engineering initiative. For the six months ended December 31, 2010, includes $0.3 million related to the implementation of our Oracle accounting and order processing systems and $0.3 million of restructuring expenses related to our Global Efficiency Re-engineering initiative.

(d)    Our effective tax rate, which is calculated as a percentage of income before income taxes, was 24.3% and 24.1% for the three and six months ended December 31, 2011, respectively. On a reported basis, for the three and six months ended December 31, 2010, our effective tax rate was 24.2% and 24.9%, respectively. On an adjusted basis, for the three and six months ended December 31, 2010, our effective tax rate was 24.4% and 25.1%, respectively.

SEGMENT NET SALES

         The table below is a comparative summary of our net sales by reportable segment for the three and six months ended December 31, 2011 and 2010.

(In thousands)	Three Months Ended		% Increase (Decrease)		Six Months Ended		% Increase (Decrease)

	December 31, 2011	December 31, 2010	GAAP	Constant Rates (e)	December 31, 2011	December 31, 2010	GAAP	Constant Rates (e)

Segment Net Sales
North America	$287,095	$275,097	4.4%	4.4%	$480,061	$465,099	3.2%	3.0%
International	142,831	130,536	9.4%	8.6%	253,399	225,355	12.4%	8.1%

Total	$429,926	$405,633	6.0%	5.7%	$733,460	$690,454	6.2%	4.7%

(e)    Constant currency information compares results between periods assuming exchange rates had remained constant period-over-period and excludes gains and losses from foreign currency contracts. We calculate constant currency information by translating current-period results using prior-year GAAP foreign currency exchange rates. The gains and/or losses from foreign currency contracts were not material for all periods presented.

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET DATA
(Unaudited)

(In thousands)	December 31, 2011	June 30, 2011	December 31, 2010

Cash	$62,340	$58,850	$38,314
Accounts Receivable, Net	216,877	165,622	214,453
Inventories	264,632	246,514	278,209
Property and Equipment, Net	78,981	82,762	75,948
Exclusive Brand Licenses, Trademarks and Intangibles, Net	224,028	184,758	188,645
Goodwill	21,054	21,054	21,054
Total Assets	954,736	854,837	902,889
Short-Term Debt	--	--	37,000
Current Liabilities	212,047	165,497	269,067
Long-Term Liabilities	267,406	271,575	231,387
Total Debt	250,000	250,000	255,854
Shareholders' Equity	475,283	417,765	402,435
Working Capital	402,445	388,897	342,685

SUPPLEMENTARY CASH FLOW INFORMATION
(Unaudited)
(In thousands)
	Six Months Ended

	December 31, 2011	December 31, 2010

Net cash provided by operating activities	$49,169	$54,317
Net cash used in investing activities	(52,990)	(25,307)
Net cash provided by (used in) financing activities	9,164	(19,302)
Net increase in cash and cash equivalents	3,490	11,433

In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Elizabeth Arden, Inc. is hereby providing cautionary statements identifying important factors that could cause our actual results to differ materially from those projected in forward-looking statements (as defined in such act). Any statements that are not historical facts and that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, indicated through the use of words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "should," "estimated," "intends," "plans," "believes" and "projects") may be forward-looking and may involve estimates and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. These statements include, but are not limited to, our guidance and expectations regarding net sales, earnings, gross margins, operating cash flow and returns on invested capital. In addition, any such statements are qualified in their entirety by reference to, and are accompanied by, the following key factors that have a direct bearing on our results of operations:
*

factors affecting our relationships with our customers or our customers' businesses, including the absence of contracts with customers, our customers' financial condition, and changes in the retail, fragrance and cosmetic industries, such as the consolidation of retailers and the associated closing of retail doors as well as retailer inventory control practices, including, but not limited to, levels of inventory carried at point of sale and practices used to control inventory shrinkage;

*

risks of international operations, including foreign currency fluctuations, hedging activities, economic and political consequences of terrorist attacks, disruptions in travel, unfavorable changes in U.S. or international laws or regulations, diseases and pandemics, and political instability in certain regions of the world;

*	our reliance on license agreements with third parties for the rights to sell many of our prestige fragrance brands;
*

our reliance on third-party manufacturers for substantially all of our owned and licensed products and our absence of contracts with suppliers of distributed brands and components for manufacturing of owned and licensed brands;

*

delays in shipments, inventory shortages and higher costs of production due to the loss of or disruption in our distribution facilities or at key third party manufacturing or fulfillment facilities that manufacture or provide logistic services for our products;

*

our ability to respond in a timely manner to changing consumer preferences and purchasing patterns and other international and domestic conditions and events that impact retailer and/or consumer confidence and demand, such as domestic or global recessions or economic uncertainty;

*	our ability to protect our intellectual property rights;
*	the success, or changes in the timing or scope, of our new product launches, advertising and merchandising programs;
*	the quality, safety and efficacy of our products;
*	the impact of competitive products and pricing;
*

our ability to (i) implement our growth strategy and acquire or license additional brands or secure additional distribution arrangements, (ii) successfully and cost-effectively integrate acquired businesses or new brands, and (iii) finance our growth strategy and our working capital requirements;

*

our level of indebtedness, our ability to realize sufficient cash flows from operations to meet our debt service obligations and working capital requirements, and restrictive covenants in our revolving credit facility and the indenture for our 7 3/8% senior notes;

*	changes in product mix to less profitable products;
*	the retention and availability of key personnel;
*

changes in the legal, regulatory and political environment that impact, or will impact, our business, including changes to customs or trade regulations, laws or regulations relating to ingredients or other chemicals or raw materials contained in products or packaging, or accounting standards or critical accounting estimates;

*	the success of our global Elizabeth Arden brand repositioning efforts;
*	the success of our Global Efficiency Re-engineering initiative, including our transition to a turnkey manufacturing process and our new financial accounting and order processing system;
*	our ability to effectively implement, manage and maintain our global information systems;
*	our reliance on third parties for certain outsourced business services, including information technology operations and employee benefit plan administration;
*

the potential for significant impairment charges relating to our trademarks, goodwill or other intangible assets that could result from a number of factors, including downward pressure on our stock price; and

*	other unanticipated risks and uncertainties.

We caution that the factors described herein could cause actual results to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. This press release is qualified in its entirety by the cautionary statements and risk factor disclosure contained in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the year ended June 30, 2011.

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